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                                  CLARCOR INC.
                EXHIBIT (11) - COMPUTATIONS OF PER SHARE EARNINGS




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                                                         THREE MONTHS ENDED
                                              ---------------------------------
                                                  MARCH 4,         FEBRUARY 26,
                                                    1995               1994
                                              ---------------------------------
AVERAGE SHARES OUTSTANDING
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1.  Average number of shares                      14,768,988         14,825,888
2.  Net additional shares resulting from assumed
        exercise of stock options*                   222,592            278,193
                                               --------------------------------

3.  Adjusted average shares outstanding for fully
        diluted computation (1 plus 2)            14,991,580         15,104,081
                                               --------------------------------
                                               --------------------------------


Earnings per share of common stock:
  Primary                                               $.27               $.27
                                                        ----               ----
                                                        ----               ----
  Assuming full dilution                                $.26               $.27
                                                        ----               ----
                                                        ----               ----


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*    Assumes proceeds from exercise of stock options used to purchase treasury shares at the greater of the quarter-end or the average market price during the period.